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                                                                EXHIBIT 99(i)(2)


November 30, 1998
Willkie Farr & Gallagher
787 Seventh Avenue
New York, NY 10019-6099

RE: CENTURION FUNDS, INC.
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Ladies and Gentlemen:

          We have acted as special Maryland counsel for Centurion Funds, Inc., a Maryland corporation (the "Fund"), in connection with the organization of the Fund and the issuance of shares of its common stock, par value $.001 per share, including the Centurion U. S. Equity Fund Shares, the Centurion International Equity Fund Shares, the Centurion U.S. Contra Fund Shares and the Centurion International Contra Fund Shares.

          As special Maryland counsel for the Fund, we are familiar with its Charter and Bylaws. We have examined its Registration Statement on Form N-1A Securities Act File No. 333-61973 and Investment Company Act File No 811-8977, including the prospectus and statement of additional information contained therein, substantially in the form in which it is to become effective (the "Registration Statement"). We have also examined and relied upon a certificate of the Maryland State Department of Assessments and Taxation to the effect that the Fund is duly incorporated and existing under the laws of the State of Maryland and is in good standing and duly authorized to transact business in the State of Maryland

          We have also examined and relied upon such corporate records of the Fund and other documents and certificates with respect to factual matters as we have deemed necessary to render the opinion expressed herein. We have assumed, without independent verification, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with originals of all documents submitted to us as copies

          Based on such examination, we are of the opinion and so advise you that:

          1. The Fund is a corporation duly organized and validly existing in good standing under the laws of the State of Maryland.



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Willkie Farr & Gallagher
November 30, 1998
Page 2


                2. 9,997 shares of Centurion U.S. Equity Fund, 1 share of Centurion International Equity Fund, 1 share of Centurion U.S. Contra Fund and 1 share of Centurion International Contra Fund have been duly authorized for sale to Centurion Trust Company and when paid for will be validly issued, fully paid and nonassessable.

                3. The Centurion U.S. Equity Fund shares, the Centurion International Equity Fund shares, the Centurion U.S. Contra Fund shares and the Centurion International Contra Fund shares to be offered for sale pursuant to the Registration Statement are, to the extent of the number of shares authorized to be issued by the Fund in its Charter, duly authorized and, when sold, issued and paid for as contemplated by the Registration Statement, will have been validly and legally issued and will be fully paid and nonassessable.

                This letter expresses our opinion with respect to the Maryland General Corporation Law governing matters such as due organization and the authorization and issuance of stock. It does not extend to the securities or "blue sky" laws of Maryland, to federal securities laws or to other laws.

                You may rely upon our foregoing opinion in rendering your opinion to the Fund that is to be filed as an exhibit to the Registration Statement. We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                Very truly yours,



                                /s/ Venable, Baetjer and Howard, LLP